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                                                                    EXHIBIT 11.1



                        COMPUTATION OF PER SHARE EARNINGS

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                                                        Quarter Ended                 Year Ended
                                                         December 25,                December 25,
                                                   ----------------------------------------------------
                                                      1996          1995          1996          1995
                                                      ----          ----          ----          ----

Net Income                                         $6,713,000    $6,599,000   $31,555,000   $30,446,000


Shares used to compute
 earnings per share                                19,222,200    19,215,626    19,220,238    19,215,156


Earnings Per Share                                      $0.35         $0.34         $1.64         $1.58


Shares used to compute
 earnings per share including
 common stock equivalents - Primary Basis          19,378,513    19,395,283    19,377,981    19,388,838


Primary Earnings Per Share                              $0.35         $0.34         $1.63         $1.57


Shares used to compute
 earnings per share including
 common stock equivalents - Fully Diluted Basis    19,391,620    19,395,283    19,389,658    19,388,838


Fully Diluted Earnings Per Share                        $0.35         $0.34         $1.63         $1.57


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